UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2011

ViewCast.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29020	75-2528700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300 Plano, Texas 75075

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 488-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 5.02(e) Compensatory Arrangements of Certain Officers

Employment Agreement

ViewCast.com, Inc. (the “Company”) entered into an employment agreement effective December 14, 2011 with John C. Hammock as the President and Chief Executive Officer of the Company. Mr. Hammock joined the Company in February 2010 as Vice President of Sales and became President and Chief Operating Officer in July 2011. The employment agreement has an eighteen (18) month term and is effective through August 13, 2013 (the “Initial Term”). The employment agreement shall be automatically renewed for additional one (1)-year terms (each a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term until (i) notice to the executive is given by the Company that it has elected to discontinue the extensions; or (ii) notice is given by the executive to the Company that he has elected to discontinue the extensions. On the date on which such a notice is deemed given, the Renewal Term shall be converted to a fixed period of one (1) year ending on the day before the first (1st) anniversary of such date. The employment agreement provides (i) for annual base compensation of $215,000, subject to increase at the discretion of the Board of Directors of the Company (the “Board”); (ii) for incentive compensation deemed appropriate for the position, at our Board’s discretion, which may be earned for each calendar year, and (iii) for a twelve (12) month non-compete and non-solicitation period upon termination of employment.

Mr. Hammock’s employment agreement also provides for a bonus opportunity under the Company’s 2011 Executive Incentive Compensation Plan (“Plan”) for Mr. Hammock which the Company originally adopted effective July 13, 2011 and incorporated into his employment agreement effective December 14, 2011. This Plan provides for the Company to pay Mr. Hammock 15% of base salary if quarterly revenue and profit goals are met, and 15% of annual base salary if annual revenue and profit goals are met for a projected annual bonus of $64,500 if 100% of target goals are met. If the target goals are exceeded, the bonus is adjusted in a linear fashion for performance above 100%, with a cap of 150% in the case of the profit component of the target. In order to receive these payments, Mr. Hammock must be employed by the Company on the date paid.

Under the employment agreement, Mr. Hammock will be entitled to (i) the continuation of his salary for twelve (12) months, (ii) payment of any bonus under a quarterly or annual bonus plan earned by him through the termination date and (iii) the reimbursement for six (6) months of COBRA premiums if employment is terminated by ViewCast without cause or by the employee due to a significant change in the nature and scope of the authority, powers, functions, benefits or duties attached to their position. In the event that Mr. Hammock’s employment is terminated following a change in control of the Company (as defined in the employment agreement), he will be entitled to (i) a lump sum amount equal to six (6) months of annual salary plus, beginning six (6) months after termination, continuation of salary for six (6) months and (ii) payment of any bonus under a quarterly or annual bonus plan earned by him through the termination date.

This description of the employment agreement is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.55 to this report and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On December 9, 2011, the Board appointed John C. Hammock President and Chief Executive Officer of the Company. Mr. Hammock, age 48, joined the Company in February 2010 as Vice President of Sales and in July 2011 became President and Chief Operating Officer.

In connection with the appointment of Mr. Hammock as Chief Executive Officer, George C. Platt will relinquish his role as interim Executive Chairman but will remain as Chairman of the Board. Mr. Platt, age 70, had been Executive Chairman of the Company since July 2011 and had served as Chairman of the Board since May 2008. Mr. Platt had earlier been Chief Executive Officer of the Company until his retirement from that position in May 2008.

(d)

On December 9, 2011, ViewCast.com, Inc. announced the appointment of Christina Hanger, Lance E. Ouellette and John C. Hammock to the Board. Mr. Ouellette is the stepson of H.T. Ardinger, Jr., a principal stockholder of the Company. As of the date of this report, the Company has not determined the committees of the Board on which the new appointees will serve.

A copy of the Company’s press release dated December 15, 2011 is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.55	Employment Agreement by and between ViewCast.com, Inc. and John C. Hammock effective December 14, 2011.

99.1	Press release dated December 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.

Date: December 15, 2011	By:	/s/ Laurie L. Latham
Laurie L. Latham
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.55	Employment Agreement by and between ViewCast.com, Inc. and John C. Hammock effective December 14, 2011.

99.1	Press release dated December 15, 2011.